CLARK WILSON LLP

Reply Attention of

Virgil Z. Hlus
Direct Tel.

604.891.7707
EMail Address

vzh@cwilson.com
Our File No.

33553-0001 / CW1592878.1

December 21, 2007

Kunekt Corporation
738 Broughton Street, Suite 302
Vancouver, British Columbia V6G 3A7
Canada

Dear Sirs:

Re: Kunekt Corporation - Registration Statement on Form SB-2 filed December 21, 2007

We have acted as counsel to Kunekt Corporation (the "Company"), a Nevada corporation, in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of up to 4,000,000 shares of the Company's common stock (the "Registered Shares") for sale by the Company as further described in the Registration Statement.

In connection with this opinion, we have examined the following documents:

(a)

Articles of Incorporation of the Company;

(b)

Bylaws of the Company;

(c)

Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)

The Registration Statement; and

(e)

The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

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Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that those of the Registered Shares to which the Registration Statement and Prospectus relate will be, if and when issued and delivered upon full payment, duly and validly authorized and issued, fully paid and non-assessable common shares in the capital of the Company.

This opinion letter is opining upon and is limited to the current federal laws of the United States and Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

/s/ CLARK WILSON LLP